Exhibit 10.9

AGREEMENT

This Agreement (“Agreement”) is made and entered as of January 3, 2006 (the “Effective Date”) by and among Brian Groh (“Groh”), Xplore Technologies Corp., a corporation organized under the laws of Canada (“Xplore”), and Xplore Technologies Corporation of America, a Delaware corporation (“Xplore USA” and together with the Xplore, the “Company”).

WHEREAS, the parties are entering into this Agreement to resolve all differences related to Groh’s departure from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and among the parties as follows:

Section 1.               Payment; Reimbursement; Options; Other. Subject to the terms and conditions of this Agreement, the Company and Groh agree as follow:

(a)           Subject to the terms of Section 1(c) below, the Company shall deliver to Groh a check payable to Groh for Twenty Five Thousand Dollars ($25,000.00) within five (5) days following the Effective Date of this Agreement.

(b)           Notwithstanding the terms of Section 1(a) above and subject to the terms of Section 1(c) below, the Company shall pay to Groh twelve (12) monthly payments of Twelve Thousand Five Hundred Dollars ($12,500.00) beginning as of December 1, 2005 with the final such payment due on November 1, 2006 (the “Payout Period”); provided that the first and second such monthly payments in the aggregate amount of $25,000 shall be made within five (5) days following the Effective Date of this Agreement.

(c)           Groh acknowledges that the Company has not offered Groh any tax advice in connection with these payments. Groh acknowledges and agrees that the Company will issue to Groh the applicable IRS reporting form reflecting payments made to him under this Agreement. Groh further agrees that he will be solely responsible for the payment of any and all Federal, state, local and/or other taxes (and any interest and penalties imposed thereon) that may be determined to be due and owing on the payments provided for under this Agreement.

(d)           The Company shall pay Groh’s counsel, on Groh’s behalf, all attorney fees and expenses actually and reasonably incurred by Groh in connection with the current investigation by the Ontario Securities Commission into certain securities regulatory matters involving Xplore (the “OSC Proceeding”) through the Effective Date; provided, however, that such amount shall not exceed Forty-One Thousand Four Hundred Twenty-Two Dollars ($41,422.00). Notwithstanding anything to the contrary, except to the extent any director and officer insurance policies cover Groh (of which the Company makes no representation or warranty or any promise, or assumes any obligation, with respect to such matter), Groh acknowledges and agrees that the Company has no additional or future obligations to Groh in connection with, arising out of or in any manner related to the OSC Proceeding or any litigation, action, claim, suit, proceeding or other matter, whether civil, criminal, administrative or investigative, arising from or related to matters involved in the OSC Proceeding.

(e)           The Company agrees to extend the expiration date of options held by Groh to purchase an aggregate of (i) 95,672 shares of Xplore’s common stock, as set forth on Schedule A attached hereto, until April 28, 2006, and (ii) 570,334 shares of Xplore’s common stock, as set forth on Schedule A attached hereto, until November 1, 2006. The Company has received approval from the Toronto Stock Exchange for such extensions as reflected on Schedule A. Groh acknowledges and agrees that, except as set forth on Schedule A, no additional options to purchase shares of Xplore’s common stock are held by or due to be issued to Groh. Groh acknowledges that the Company has not offered Groh any tax advice concerning the effect the extension of such options may have on Groh for Federal income tax purposes.

(f)            The Company shall promptly reimburse Groh an aggregate of $4,036.34 for three (3) business trips made on behalf of the Company. Groh acknowledges and agrees that no additional amounts are due and owing Groh for any travel, entertainment or other expenses.

(g)           The Company shall convey, assign and transfer to Groh the iX104 C2 Tablet PC w/ GPS and the Treo Palm model 650 currently being used by Groh on the close of business of the Effective Date. Groh agrees to promptly return to the Company all confidential information contained in or related to such equipment in accordance with Section 3 hereof. The Company shall transfer the cellular telephone number utilized by Groh to Groh’s personal account and Groh agrees to pay for all charges related to such cellular telephone subsequent to November 1, 2005.

(h)           Groh acknowledges and agrees that he resigned as a director and officer of the Company as of September 22, 2005 and notwithstanding anything to the contrary (i) the Relocation Agreement dated September 6, 2005 between Groh and Xplore USA (the “Relocation Agreement”) is hereby terminated and is of no further force or effect and (ii) except as otherwise expressly set forth in Section 1 of this Agreement, Groh is not entitled to receive any monies, payments, benefits or rights from the Company or its directors, officers, employers or affiliates under the Relocation Agreement or otherwise, other than (i) to the extent any director and officer insurance policies cover Groh (of which the Company makes no representation or warranty or any promise, or assumes any obligation, with respect to such matter), or (ii) as set forth in Section 4(a) below.

(i)            Groh understands and agrees that the monies and benefits received by him under this Agreement serve as adequate consideration for this Agreement.

Section 2.               Compensation; Benefits. Groh affirms that to date he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as expressly provided in Section 1 of this Agreement. Groh acknowledges that (i) he received proper notice of his rights under the Consolidated Omnibus Budget Reform Act (“COBRA”) and (ii) the Company has paid his COBRA premiums for part of the month of September 2005 and for the months of October and November 2005. Groh agrees that he is responsible for any applicable COBRA premiums beginning December 2005. Groh furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

Section 3.               Confidentiality; Non-Disparagement.

(a)           Groh and the Company each agree that they will keep the terms and amounts of this Agreement completely confidential and that they will not hereafter disclose any information concerning this Agreement to anyone, except to represent that the matter is “resolved,” provided that either party may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes; and provided also that either party may discuss the terms and amounts of this Agreement with their respective accountants and attorneys, and in the case of Groh, his spouse (each a “Privileged Person”), on condition that such party advises such Privileged Person that they may not disclose the terms, amounts or existence of this Agreement to any third party. Groh and the Company each agree to be responsible for any disclosure by any of their respective Privileged Persons in violation of the terms hereof. Groh recognizes that these confidentiality provisions are an essential part of this Agreement. Groh further represents and agrees that any disclosure of information contrary to the terms of the confidentiality provision set forth in this paragraph would cause the Company injury and damage.

(b)           Groh agrees that while employed by the Company he was given access to the Company’s trade secrets and confidential information and had contact with and became aware of the Company’s business transactions, customers and suppliers, and their specific needs, practices and requirements. Groh further agrees that the loss of such customers and suppliers or the unauthorized use or disclosure of the Company’s trade secrets and confidential information would cause the Company great irreparable harm. Groh agrees that he will not directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any confidential information or trade secret for so long as the pertinent information or documentation remains confidential or a trade secret. Groh further agrees to return all confidential business information in his possession to the Company on or prior to the Effective Date and not keep any duplicates in any form.

(c)           Groh agrees to direct all employment reference requests pertaining to his employment by the Company to Xplore’s Chairman of the Board. In response to any such inquiry regarding Groh’s former employment, the Company representatives will provide only dates of employment and confirm last position held and last salary.

(d)           Groh and the Company each agree that neither shall disparage the other nor, to the extent applicable, any of their respective officers, agents, directors, supervisors, employees or representatives, or any other entity or business, organization or individual affiliated with them, except that each of them may be truthful when testifying or providing information pursuant to legal process.

Section 4.               Cooperation.

(a)           Groh agrees that during the one (1) year period beginning on the Effective Date he will reasonably cooperate with any investigations or legal actions arising out of matters with which he was involved as an employee of the Company, or of which he has direct knowledge, or which occurred during the period of his employment with the Company. In the event that the Company specifically requests such participation from Groh in writing, it will reimburse Groh for all reasonable expenses incurred by him in fulfilling his obligations hereunder, including all reasonable and necessary attorney fees.

(b)           During the one (1) year period beginning on the Effective Date, Groh acknowledges and agrees that the Company may request Groh’s assistance in connection with its business from time to time and Groh agrees to provide such services to the Company as may be reasonably requested at no additional cost to the Company; provided, however, that (i) Groh shall not be required to spend any significant time or incur any out-of-pocket costs in connection therewith and (ii) if Groh incurs out-of-pocket costs in connection with the Company’s requests hereunder, the Company shall reimburse Groh for any actual out-of-pocket costs actually and reasonably incurred by him in connection with providing such services. The Company acknowledges and agrees that Groh will be seeking gainful employment during this time frame and accordingly will not be available without notice and discussion.

Section 5.               Restrictive Covenants.

(a)           Groh acknowledges and agrees that (i) during the course of his employment with the Company he had substantial and ongoing contact with the Company’s customers and suppliers and its business methodologies, trade secrets, proprietary information and other valuable information necessary for the success of the Company’s business; (ii) all Company customers belong to the Company and do not belong to him; and (iii) in order to preserve the very strong existing and potential business interests of the Company, the provisions of this Agreement are reasonable and necessary, will not prevent him from earning a livelihood, will not prevent him from becoming gainfully employed, and are not an undue restraint on his trade or any relevant public interest especially in light of the payments being made to him during the Payout Period and during the period of time during which these restrictions shall apply.

(b)           Groh therefore agrees that during the one (1) year period beginning on the Effective Date and in exchange for the remuneration paid to him during such Payout Period (i) he will not take any action or make any statements that could discredit the reputation of the Company or its products, customers or suppliers; (ii) he will not (A) directly or indirectly induce or attempt to induce any employee, consultant or agent of the Company to discontinue his/her employment or other relationship with the Company, or (B) directly or indirectly recruit, solicit or employ or attempt to recruit, solicit or employ any current Company employee or consultant, or any former Company employee or consultant within six (6) months of their leaving the Company; (iii) he will not directly or indirectly solicit or induce or attempt to solicit or induce any agent, supplier or customer of the Company with respect to products, services or the like, except as expressly provided herein, or directly or indirectly solicit or induce or attempt to solicit or induce any agent, supplier or customer of the Company having a significant relationship with the Company to terminate such relationship with the Company; and (iv) he will not directly or indirectly (whether as an owner, stockholder, consultant, agent, advisor, partner (general or limited) or otherwise) own, lease, operate, manage, control, participate in, consult with, render services for, or in any other manner engage in any business competing with the Company or its affiliates as such businesses presently exist or as such businesses are in process in the geographic locations in which the Company now does business, provided, however, that Groh may own up to 2% of the outstanding equity securities of any company whose equity securities are traded on a national securities exchange or listed on the NASDAQ.

(c)           For purposes of this Section 5, the term “Company” shall mean the Company and any of its parents or subsidiaries. Groh acknowledges that the provisions of this Section 5 are necessary and reasonable given the extent of the knowledge of confidential information that he had while employed by the Company as well as due to the payments being made to him during the Payout Period and during the period which such restrictive covenants shall apply.

Section 6.               Specific Performance; Liquidated Damages. Groh acknowledges that any violation or breach of this Agreement by him, including but not limited to the provisions of Section 5 above, shall entitle the Company, in addition to any rights, actions or damages the Company may otherwise have, to cease any further payments hereunder. Groh further acknowledges that his failure to abide by this Agreement will cause the Company irreparable harm, and in addition to the remedies provided herein and any other remedies available at law or in equity, the Company will be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, without further notice or the necessity of posting bond or security. Moreover, if Groh violates the provisions of Section 5 of this Agreement, Groh acknowledges and agrees that the Company’s damages resulting therefrom will be impossible to ascertain, and thus agrees to pay the Company liquidated damages in the amount of $175,000.

Section 7.               Representation by Counsel. The parties acknowledge that they were represented by counsel at all times during the negotiation of this Agreement, and agree to the terms of this Agreement having had the benefit of counsel and the opportunity to fully and freely decide to accept or reject it.

Section 8.               Enforceability. The parties understand and agree that (i) they have carefully read and fully understand all of the provisions of this Agreement; (ii) they knowingly and voluntarily agree to all of the terms set forth in this Agreement; (iii) they knowingly and voluntarily intend to be legally bound by the terms of this Agreement; (iv) they considered and negotiated the terms of this Agreement with the assistance of an attorney of their choice prior to executing this Agreement, and (v) that this Agreement is enforceable against the parties in accordance with its terms.

Section 9.               Reliance. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

Section 10.             Irrevocable. The parties agree that this Agreement is irrevocable and is effective on the Effective Date.

Section 11.             Successors and Assigns. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

Section 12.             Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

Section 13.             Entire Agreement. This Agreement sets forth the entire agreement between and among the parties hereto and fully supercedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, including but not limited to the Relocation Agreement. This Agreement may be executed in multiple counterparts each of which shall constitute an original instrument. Facsimiles of original signature pages shall have the same force and effect as the originals.

Section 14.             Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York, without reference to its conflicts of laws principles, and according to the plain meaning of its terms and not strictly for or against any of the parties hereto.

Section 15.             Fees and Expenses. Each party hereto shall pay the fees and expenses of its attorneys, accountants and other advisors, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution and delivery of this Agreement. Notwithstanding the foregoing, in any dispute arising under this Agreement, the prevailing party shall be entitled to recover from the other party or parties costs and expenses, including reasonable attorneys’ fees in connection with such dispute.

Section 16.             Specific Performance. Groh acknowledges and agrees that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and further acknowledges and agrees that money damages may be an inadequate remedy for the breach of this Agreement because of the difficulty of ascertaining the amount of damage that would be suffered in the event of such breach. Groh accordingly agrees that the Company shall be entitled to obtain specific performance of any provision of this Agreement and injunctive or other equitable relief to present or cure breaches of any provision of this Agreement this being in addition to any other remedy to which they may be entitled by law or equity.

Section 17.             Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth below shall be effective service of process for any action, suit or proceeding brought in any such court with respect to any matters to which it has submitted to jurisdiction in this Section 17. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) Supreme Court of the State of New York, New York County, or (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 18.             Waiver. No waiver by either party of any breach of any provision hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No term or provision of this Agreement may be waived except by written instrument signed by Groh and the Company.

Section 19.             Section Headings. The section headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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IN WITNESS WHEREOF, this Agreement is executed and sworn as follows:

/s/ Brian Groh
BRIAN GROH

STATE OF TEXAS	)

):ss.

COUNTY OF TRAVIS	)

I, Krystal Graves, a Notary Public, do hereby certify that BRIAN GROH, residing at 11201 Native Texan Trail, Austin, Texas, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and official seal the 3rd day of January 2006.

/s/ Krystal Graves
NOTARY PUBLIC

My Commission Expires:

4-26-2009

XPLORE TECHNOLOGIES CORP.

By:	/s/ Michael J. Rapisand
Name: Michael J. Rapisand
Title: Chief Financial Officer

STATE OF TEXAS	)

):ss.

COUNTY OF TRAVIS	)

I, Krystal Graves, a Notary Public, do hereby certify that before me personally came Michael J. Rapisand to me known, who, by me duly sworn, did depose and say he maintains an office at 14000 Summit Drive, Suite 900, Austin, TX 78728, that deponent is the Chief Financial Officer of Xplore Technologies Corp., that deponent has the authority to execute this Agreement on behalf of said company.

Given under my hand and official seal the 3rd day of January 2006.

/s/ Krystal Graves
NOTARY PUBLIC

My Commission Expires:

4-26-2009

XPLORE TECHNOLOGIES CORPORATION
OF AMERICA

By:	/s/ Michael J. Rapisand
Name: Michael J. Rapisand
Title: Chief Financial Officer

STATE OF TEXAS	)

):ss.

COUNTY OF TRAVIS	)

I, Krystal Graves, a Notary Public, do hereby certify that before me personally came Michael J. Rapisand to me known, who, by me duly sworn, did depose and say he maintains an office at 14000 Summit Drive, Suite 900, Austin, TX 78728, that deponent is the Chief Financial Officer of Xplore Technologies Corporation of America, that deponent has the authority to execute this Agreement on behalf of said company.

Given under my hand and official seal the 3rd day of January 2006.

/s/ Krystal Graves
NOTARY PUBLIC

My Commission Expires:

04-26-2009